Exhibit 5.1
SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

November 26, 2024
Aspen Insurance Holdings Limited
141 Front Street
Hamilton HM 19
Bermuda
Re: Registration Statement on Form F-3
Ladies and Gentlemen:
We refer to the Registration Statement on Form F-3, File No. 333-272650 (the “Registration Statement”), filed by Aspen Insurance Holdings Limited, an exempted company incorporated under the laws of Bermuda (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement has been declared effective by the SEC. Pursuant to the Registration Statement, the Company is issuing up to 9,200,000 depositary shares (including up to 1,200,000 depositary shares relating to the underwriters’ option to purchase additional depositary shares solely to cover over-allotments) (the “Depositary Shares”), each representing a 1/1,000th interest in one share of the Company’s 7.00% Perpetual Non-Cumulative Preference Shares, par value US$0.0015144558 per share, liquidation preference of US$25,000 per share (the “Preference Shares”). The Depositary Shares and the underlying Preference Shares evidenced thereby are collectively referred to herein as the “Shares.” The Shares are to be sold by the Company pursuant to an underwriting agreement dated November 21, 2024 (the “Underwriting Agreement”) among the Company and the Underwriters named therein.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have examined (i) the Registration Statement, (ii) the Underwriting Agreement and (iii) the Deposit Agreement, dated November 26, 2024 (the “Deposit Agreement”), entered into among the Company and Computershare Inc. and Computershare Trust Company, N.A., collectively, including the form of depositary receipt attached thereto. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.
Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that, when validly issued and delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, the Depositary Shares covered by the Registration Statement will be validly issued and entitle the holders thereof to the rights specified in the Deposit Agreement.
Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally, including, to the extent applicable, the rights or remedies of creditors of a “financial company” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), or the affiliates thereof, and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.
SIDLEY AUSTIN (NY) LLP IS A DELAWARE LIMITED LIABILITY PARTNERSHIP DOING BUSINESS AS SIDLEY AUSTIN LLP AND PRACTICING IN AFFILIATION WITH OTHER SIDLEY AUSTIN PARTNERSHIPS.

Aspen Insurance Holdings Limited
November 26, 2024

With respect to each instrument or agreement referred to herein or otherwise relevant to the opinions or other statements set forth herein (each, an “Instrument”), we have assumed that (i) each party to such Instrument (if not a natural person) was duly organized or formed and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by, each party thereto, and (iii) such Instrument and was at all relevant times, and is, a valid and legally binding agreement or obligation, as the case may be, of each party thereto; provided that we make no such assumption set forth in clause (iii) insofar as any of such matters relate to the Company and is expressly covered by our opinion set forth above. Furthermore, we have also assumed that the execution, delivery and performance by the Company of the Underwriting Agreement and the Deposit Agreement did not, do not and will not violate or contravene any law, rule or regulation of Bermuda or any governmental authorities of or within Bermuda or any provisions of the Memorandum of Association or Bye-Laws (or other organizational documents) of the Company or require any consents, approvals or authorizations from, or any registrations, declarations or filing with, Bermuda or any governmental authorities of or within Bermuda (except such as have been obtained and are in full force and effect) or any applicable insurance authorities that have jurisdiction over the Company or its business.
This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws or the laws of Bermuda.
We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Sidley Austin LLP